Exhibit 16.1

	                Janet Loss, C.P.A., P.C.
	               Certified Public Accountant
	               1780 South Bellaire Street
	                       Suite 500
                            Denver, CO 80222


February 12, 2004

United States Securities & Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

	Re:	W3 Group, Inc.
		File Number 0-27083

Dear Commissioners:

The undersigned, Janet Loss, C.P.A., PC., previously acted as independent accountant to audit the financial statements of W3 Group, Inc. I am no longer acting as independent accountant to the Company.

This letter will confirm that I have reviewed Item 4 of the Company's Form 8-K dated February 20, 2004 captioned "Changes in Registrant's Certifying Accountants" and that I agree with the statements made therein as they relate to me.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.



Sincerely,

/s/ Janet Loss
Janet Loss, C.P.A., PC.

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